SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
SFBC INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)
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504 Carnegie Center
Princeton, New Jersey 08540
To Our Stockholders:
     You are cordially invited to attend the 2006 Annual Meeting of Stockholders of SFBC International, Inc., which will be held at 9:30 a.m. Eastern Daylight Time on August 24, 2006 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540.
     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.
     It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.
     Thank you for your continued support.
Sincerely,
/s/ Jeffrey P. McMullen
Jeffrey P. McMullen
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SFBC INTERNATIONAL, INC.
To All SFBC Stockholders:
     We are pleased to invite you to attend the Annual Meeting of the Stockholders of SFBC International, Inc., which will be held at 9:30 a.m. Eastern Daylight Time on August 24, 2006 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 for the following purposes:
          1. To elect five members to our Board of Directors to serve a one-year term;
          2. To approve an amendment to our Restated Certificate of Incorporation, as amended, to change our name from SFBC International, Inc. to PharmaNet International, Inc.;
          3. To approve the amendment to our 2004 Employee Stock Purchase Plan to increase the number of shares available under the 2004 Employee Stock Purchase Plan by 200,000 shares;
          4. To approve the ratification of Grant Thornton LLP as our independent registered public accounting firm for December 31, 2006; and
          5. For the transaction of such other matters as may properly come before the Annual Meeting.
     Our Board of Directors has fixed the close of business on July 14, 2006, as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.
By the Order of the Board of Directors
/s/ David Natan
David Natan
Secretary
Dated: July 21, 2006
Your vote is very important.
If you do not plan on attending the meeting, please vote, date and sign the enclosed proxy and return it in the business envelope provided.

PROXY STATEMENT
Voting Securities and Principal Holders Thereof
Board of Directors
Audit Committee
Nominating Committee
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation Committee Interlocks and Insider Participation
Directors and Executive Officers
Proposal 1. Election of Directors
Information About Nominees
Background of Directors
Background of Non-Director Executive Officers
Proposal 2. Amendment to our Certificate of Incorporation
Executive Compensation
Executive Compensation Agreements
Compensation Committee Report
Executive Compensation Policy
Section 162(m)
2006 Compensation Awards
2005 Compensation Awards
Conclusion
Equity Compensation Plans
Proposal 3. Amendment of our 2004 Employee Stock Purchase Plan
Federal Tax Consequences
Proposal 4. Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Committee Report
Proposal 5. Other Matters

SFBC INTERNATIONAL, INC.
PROXY STATEMENT
     This Proxy Statement is being sent to the holders of shares of common stock of SFBC International, Inc., a Delaware corporation, referred to herein as we, us, our or SFBC, in connection with the solicitation of proxies by our management for use at the 2006 Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Daylight Time on August 24, 2006 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 for the following purposes:
          1. To elect five members to our Board of Directors to serve a one-year term;
          2. To approve an amendment to our Restated Certificate of Incorporation, as amended, to change our name from SFBC International, Inc. to PharmaNet International, Inc.;
          3. To approve the amendment to our 2004 Employee Stock Purchase Plan to increase the number of shares available under the 2004 Employee Stock Purchase Plan by 200,000 shares;
          4. To approve the ratification of Grant Thornton LLP as our independent registered public accounting firm for December 31, 2006; and
          5. For the transaction of such other matters as may properly come before the Annual Meeting.
     We are sending this Proxy Statement to holders of common stock in connection with our management’s solicitation of proxies for use at the Annual Meeting, and any adjournments thereof. With this Proxy Statement, we are also mailing or delivering to SFBC’s stockholders a proxy card, the Notice of Annual Meeting, a copy of our Annual Report, and our amended and restated Form 10-K/A for the year ended December 31, 2005.
Required Vote
     The presence, in person or by proxy, of a majority of the [###] outstanding shares of common stock as of the record date of July 14, 2006 (the “Record Date”) is necessary to constitute a quorum at the Annual Meeting. Each of the proposals set forth in this Proxy Statement will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting will be required to elect five directors to our Board of Directors under Proposal No. 1. This means that the five persons who receive the most votes are elected. The vote of a majority of the outstanding shares of our common stock is necessary to approve Proposal No. 2, and the vote of a majority of the outstanding shares of our common stock present in person or represented by proxy is necessary to approve Proposal Nos. 3 and 4 and to approve any other business.
     Proxies that abstain on one or more proposals and “broker non-votes” will be deemed present for quorum purposes for all proposals to be voted on at the meeting. Broker non-votes occur where a broker holding stock in “street name” is entitled to vote the shares on some matters but not others. If your shares are in street name (or held by your broker) and you do not give your broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. In this year’s vote, brokers are entitled to vote for Proposal Nos. 1, 2 and 4, but not for Proposal No. 3.
     Client directed abstentions are not broker non-votes. Abstentions, but not broker non-votes, are counted in tabulations of the votes cast on proposals presented to the stockholders and will have the same effect as a vote against the proposals. Broker non-votes are not counted as a vote against and will have no affect on the outcome of Proposal No. 3. Stockholders whose shares are in street name and do not return a proxy are not counted for any purpose and are neither an abstention nor a broker non-vote, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Stockholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for SFBC.
     For these reasons, it is important that all shares are represented at the Annual Meeting, either by you personally attending the Annual Meeting in person or by giving a proxy to vote your shares.

Voting Procedures and Revocability of Proxies
     Your vote is very important. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any or all proposals. You should specify your respective choices on the accompanying proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the shares of common stock represented by your signed proxy card will be voted “FOR” Proposal Nos. 1, 2, 3 and 4 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote for or against these matters according to their judgment.
     You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Secretary of SFBC, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: SFBC International, Inc., 504 Carnegie Center, Princeton, New Jersey, 08540 Attention: Investor Relations.
Cost of Solicitation
     Proxies will initially be solicited by SFBC by mail, and the cost of solicitation will be paid by us. Our officers and selected employees may solicit proxies from stockholders personally or by telephone, facsimile or other forms of communication. We expect to retain a proxy solicitation firm to assist us at our expense. Our officers and employees will not be additionally compensated for that solicitation. We will also pay for the cost of this additional solicitation. We are also requesting that brokers, banks and other custodians send soliciting materials to beneficial owners. We will reimburse them for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be paid by us.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NOS. 1, 2, 3 AND 4.
     Our common stock is listed on the Nasdaq National Market under the symbol “SFCC”. On July 14, 2006, the last sale price for the common stock as reported by Nasdaq was $[] per share.
     We are mailing this Proxy Statement and the accompanying Annual Report, Notice of Meeting and proxy card to our stockholders on or about July 21, 2006.
Voting Securities and Principal Holders Thereof
     The following table sets forth the number of shares of our voting stock beneficially owned as of July 14, 2006 by each person known by us to be the beneficial owner of at least 5% of our common stock, each of our current directors, each of our current named executive officers, and all of our current executive officers and directors as a group.
     We believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person either has the power to vote or sell common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the applicable date, whether upon the exercise of options or otherwise.

Shares of
Name and Address of Beneficial Owner(1)	Common Stock	Percent %
Jeffrey P. McMullen(2)	[]	[]
Lewis Elias, M.D.(3)	[]	[]
Arnold Golieb(4)	[]	[]
Gregory B. Holmes, Pharm.D.(5)	[]	[]
Marc LeBel, Pharm.D.(6)	[]	[]
Jack Levine, C.P.A.(7)	[]	[]
David Lucking(8)	[]	[]

Shares of
Name and Address of Beneficial Owner(1)	Common Stock	Percent %
David Natan(9)	[]	[]
Johanne Boucher-Champagne(10)	[]	[]
Barclays Global Investors, NA(11)	[]	[]
Citadel Limited Partnership(12)	[]	[]
Credit Suisse(13)	[]	[]
Goldman Sachs Asset Management, L.P.(14)	[]	[]
New Mountain Vantage, L.P. (15)	[]	[]
Wellington Management Company, LLP(16)	[]	[]
Wells Fargo & Company(17)	[]	[]
Brandywine Global Investment Management, LLC(18)	[]	[]
All officers and directors as a group(2)(3)(4)(5)(6)(7)(8)(9)(10)	[]	[]

*	Less than one percent

(1)	Except where indicated, each of the persons listed above has the address c/o SFBC International, Inc., 504 Carnegie Center, Princeton, New Jersey, 08540.

(2)	All of these shares are issuable upon exercise of options.

(3)	Includes 7,500 shares issuable upon exercise of options.

(4)	Includes 7,500 shares issuable upon exercise of options.

(5)	Includes 159,390 shares issuable upon exercise of options. Does not include 11,935 unvested RSUs.

(6)	Includes 106,443 shares issuable upon exercise of options. Does not include 19,376 unvested RSUs. His address is 2050, Boul Rene-Levesque Ouest, Sante-Foy (Quebec), Canada G1V 2K8.

(7)	Includes 2,250 shares held by Jack Levine Trustee, Jack Levine, P.A. Money Purchase Plan, 2,250 shares held by Jack Levine, Trustee, Jack Levine P.A. Profit Sharing Trust, and 120,000 shares issuable upon exercise of options. Also includes 15,000 shares of unvested restricted stock.

(8)	Includes 36,750 shares of common stock.

(9)	Includes 24,380 shares issuable upon exercise of options. Also includes 15,000 shares of unvested restricted stock including 2,500 RSUs which vest on June 30, 2006. Does not include 3,978 unvested RSUs.

(10)	Includes 37,500 shares issuable upon exercise of options. Also includes shares of unvested restricted stock including 2,500 RSUs which vest on June 30, 2006. Does not include 12,500 unvested RSUs.

(11)	Based on information from a Schedule 13 G filed with the SEC on January 26, 2006. Their address is 45 Fremont Street, San Francisco, CA 94105.

(12)	Based on information from a Schedule 13 G filed with the SEC on April 4, 2006. Their address is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.

(13)	Based on information from a Schedule 13 G filed with the SEC on February 14, 2006. Their address is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.

(14)	Based on information from a Schedule 13 G filed with the SEC on February 3, 2006. Their address is 32 Old Slip, New York, NY 10005.

(15)	Based on information from a Schedule 13 G filed with the SEC on May 3, 2006. Their address is 787 Seventh Avenue, 49th Floor, New York, NY 10019.

(16)	Based on information from a Schedule 13 G filed with the SEC on February 14, 2006. Their address is 75 State Street, Boston, MA 02109.

(17)	Based on information from a Schedule 13 G filed with the SEC on March 3, 2006. Their address is 420 Montgomery Street, San Francisco, CA 94104.

(18)	Based on information from a Schedule 13 G filed with the SEC on May 9, 2006. Their address is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.
Board of Directors
          The business of SFBC is managed under the direction of the Board of Directors. It has the responsibility for establishing broad corporate policies and for reviewing the overall performance of SFBC. It is not however, involved in the operating details on a day-to-day basis. The Board of Directors is kept advised of our business through regular written communications and discussions with management. Consistent with our historical policy, a majority of the Board of Directors has been independent. In addition, we recently commenced having monthly telephone conferences of our Board of Directors at which our chief executive officer updates the Board on recent developments. The Board of Directors determined that each of Mr. Jack Levine, Mr. Arnold Golieb, Dr. Lewis Elias and David Lucking is independent as defined under the standards of The Nasdaq Stock Market.
     Corporate Governance
          With the adoption of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq, corporate governance has been recognized as a key element to effective performance and the protection of stockholders.
          As part of our commitment to corporate governance:
•	we have appointed Mr. Jack Levine, CPA, as our chairman of the Board, who interfaces with our management, our auditors and our counsel on a daily basis and who is spearheading our efforts to improve corporate governance;

•	we instituted a policy of having our chief executive officer providing monthly updates in telephone conferences with our Board of Directors;

•	we are seeking to strengthen our Board of Directors by expanding our Board with additional independent directors;

•	our Audit Committee adopted a policy to retain a separate auditing firm to assist us with due diligence in connection with any acquisitions we seek to consummate. As of the date of this Proxy Statement, we have not entered into any understandings with an acquisition target. We expect that we will expand this practice in the future;

•	members of our Board of Directors have been attending legal and corporate governance continuing education seminars;

•	our code of ethics applies to all of our employees and directors;

•	our independent directors meet in executive sessions both alone and with our independent registered public accounting firm and adopted a policy to do so at each Board meeting; and

•	our audit committee must approve all related party hires and related party transactions.
     Compensation of Our Directors
          In 2005, our independent directors received fees of $1,000 for each formal meeting of our Board of Directors and Board committee. Additionally, upon election to our Board (and again after the full vesting of any previously granted options), we issued our directors options to purchase 15,000 shares of our common stock at fair market value, which options vest over a one-year period subject to continued service as a director. Additionally, our then lead director, Mr. Jack Levine, received a fee of $5,000 per month and a grant every three years of options to purchase an additional 15,000 shares of our common stock (vesting as described above). We reimbursed our directors for expenses incurred in attending corporate governance and other educational seminars. We do not compensate our executive officers for their service on our Board of Directors.
2005 Compensation of Directors

		No. of shares of restricted stock or shares
Name	Dollar Amount	underlying options
Jack Levine, C.P.A.	$117,000	15,000
David Lucking	$37,000	15,000
Jeffrey P. McMullen	—	—
Lewis Elias, M.D.	$13,000	15,000
Arnold Golieb	$25,000	15,000
Gregory B. Holmes, Pharm.D.	—	—
          In January 2006, our Board of Directors issued 20,000 and 3,000 shares of restricted stock to Jack Levine and Arnold Golieb, respectively, which vest quarterly over a 12-month period, subject to continuing to serve as a director on the applicable vesting date.
          On March 23, 2006, our Board of Directors approved the 2006 compensation for our non-employee directors. Each director who is not our employee is compensated for services as a director by an annual retainer of $30,000 and a meeting fee of $1,000 for each Board and committee meeting attended in person or by telephone, effective January 1, 2006 except for the equity grants described below which are effective upon election at the 2006 annual meeting. In addition to these fees:
•	The chairman of the Board is also compensated for such service by an additional annual retainer of $60,000 and $62,500 worth of our restricted stock units or restricted stock as the chairman elects, based upon our stock price on the date of grant.

•	The chairman of the Audit Committee is compensated for such service by an additional annual retainer of $10,000.

•	The chairman of the Compensation Committee is compensated for such service by an additional annual retainer of $5,000.

•	The chairman of the Nominating Committee is compensated for such service by an additional annual retainer of $3,500.

•	A director who is our employee does not receive any compensation for service as our director.
          In addition, the compensation also includes a Long Term Incentive Plan in which we will issue each non-employee director, at the annual meeting of stockholders of our company, $125,000 worth of our company’s restricted stock or restricted stock units, at the choosing of each director, based upon our stock price on the date of grant. Such restricted stock or restricted stock unit will be subject to vesting over the length of the elected service term. This grant replaces the annual issuance of 15,000 options to purchase the Company’s common stock.
     Code of Ethics
          We have adopted a code of ethics that applies to our directors and all of our employees including our executive officers and, we have amended the code of ethics to include a policy regarding insider transactions. This code of ethics is posted on our website. Our Internet address is www.sfbci.com. A copy of our code of ethics will be provided without charge, upon request by mail at SFBC International, Inc., 504 Carnegie Center Princeton, New Jersey 08540 Attention: Investor Relations. We intend to satisfy the disclosure requirements of amendments to or waivers from a provision of the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions by posting such information on our website. Our website and the information in or connected to our website are not incorporated into this Proxy Statement.
     Board Meetings
          The Board of Directors of SFBC held 22 meetings and executed 7 unanimous written consents during the fiscal year ended December 31, 2005. All directors attended or participated in at least 85% of the aggregate number of meetings of the Board and its committees, on which each Director served.
Committees of the Board of Directors
          We have a Compensation Committee, Audit Committee and Nominating Committee, each consisting of independent directors within the meaning of the SEC rules and the rules of the Nasdaq Stock Market. Because we currently have four independent directors, our Audit Committee is responsible for corporate governance. As we expand our Board of Directors, we may establish a Corporate

Governance Committee. The role of our Compensation Committee is described in Item 11. “Executive Compensation — Compensation Committee.”
Audit Committee
     The Audit Committee of SFBC held 13 meetings during the fiscal year ended December 31, 2005. The Audit Committee’s primary role is to review our accounting policies and issues which may arise in the course of our audit. The Audit Committee selects and retains our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our auditors. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters. As part of its compliance responsibilities, our Audit Committee must approve all transactions between us and any executive officer or director as required by Nasdaq Stock Market rules. In addition, our Audit Committee must approve all related hires and all related party transactions.
     The Audit Committee is governed by its Audit Committee Charter, which may be found on our website at www.sfbci.com. The members of the Audit Committee are Mr. Jack Levine, as chairman, Mr. David Lucking and Mr. Arnold Golieb. Our Audit Committee chairman meets monthly with our chief financial officer and participates in disclosure decisions prior to the issuance of press releases and filings with the SEC.
     Our Board of Directors has determined that Messrs. Levine and Golieb each qualify as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act, and that all of the members of the Audit Committee are independent, as that term is defined by the rules of the SEC and the Nasdaq Stock Market relating to Audit Committee members.
Nominating Committee
     The Nominating Committee of SFBC held 1 meeting during the fiscal year ended December 31, 2005. Our Nominating Committee’s role is to nominate candidates for our Board of Directors. Its duties are governed by our Nominating Committee charter, which may be found on our website at www.SFCBI.com. The members of the Nominating Committee are Mr. Jack Levine, Mr. David Lucking, chairman, and Dr. Lewis R. Elias. The Nominating Committee is currently seeking out new candidates in order to expand our Board of Directors, and we have engaged an outside recruiting firm to assist us. It will consider nominations made by stockholders who provide written information to the Committee within the time periods specified in our Proxy Statement.
     The Nominating Committee will consider candidates proposed by stockholders and will evaluate stockholder proposed candidates using the same criteria as for other candidates. Any stockholders who wish to propose candidates to serve as directors to be considered at the 2007 Annual Meeting of Stockholders of SFBC, should provide written notice to the Nominating Committee in care of SFBC at 504 Carnegie Center, Princeton, New Jersey 08540 Attention: Investor Relations by the dates set forth below in the Stockholder Proposal section of this Proxy Statement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our review of the Forms 3 and 4 submitted to us during and for fiscal 2005, we believe that our directors, executive officers and 10% stockholders have complied with all Section 16(a) filing requirements.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is governed by our Compensation Committee Charter, which may be found on our website at www.sfbci.com. The general responsibilities of our Compensation Committee include approving the compensation of our president and chief executive officer and all other executive officers, and make recommendations concerning salaries and incentive compensation for our management and our employees. The Compensation Committee held 14 meetings during the fiscal year ended December 31, 2005, 5 of which were attended by a representative from our independent compensation consulting firm. The members of the Compensation Committee are Jack Levine, David Lucking and Arnold Golieb. Mr. Golieb was appointed to serve as a member of the Compensation Committee in December 2005, replacing Dr. Leonard Weinstein who resigned from our Board in December 2005, due to health reasons. Mr. Golieb currently serves as the chairman of the Compensation Committee. There are no members of the Compensation Committee who were officers or employees of SFBC or any of its subsidiaries during the fiscal year, formerly officers of SFBC, or had any relationship otherwise requiring disclosure in this Proxy Statement.
Directors and Executive Officers
     The following is a list of our current directors and nominees and our current executive officers. All directors serve one-year terms or until each of their successors are duly qualified and elected. Our executive officers are elected annually by the Board of Directors.

Names (1)	Age	Position(s)
Jeffrey P. McMullen	54	President and Chief Executive Officer, Director
David Natan	53	Chief Financial Officer
Marc LeBel, Pharm.D.	51	Executive Vice President of Laboratories
Jack Levine, C.P.A.	55	Chairman of the Board, Director
Johane Boucher-Champagne	52	Executive Vice President of Early Clinical Development
David Lucking	52	Director
Lewis Elias, M.D.	80	Director
Arnold Golieb	71	Director

(1)	Effective June 20, 2006, Dr. Holmes resigned from his position as president of corporate development and effective June 13, 2006, Dr. Holmes resigned from his position as a director of SFBC.
Proposal 1. Election of Directors
     SFBC currently has five directors on its Board of Directors, all of whom have been nominated for election this year and have agreed to serve if elected.
     The five persons who receive the most votes cast will be elected and will serve as directors until the 2007 Annual Meeting of stockholders unless they die, resign or are removed before that meeting. If a nominee becomes unavailable for election before the 2007 Annual Meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.
Information About Nominees
     Information about the five persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.
     The Board of Directors recommends a vote “FOR” this proposal.
Background of Directors
     Jack Levine, C.P.A. has been a director of our company since August 1999 and our chairman of the Board since January 2, 2006 and was our Lead Director from November 2003 through January 2, 2006. Mr. Levine is a certified public accountant in the State of Florida, and has been the president of Jack Levine, P.A. since 1984. He has been a director of Beach Bank, Miami Beach, Florida, since August 2000 and is chairman of its audit committee. Since July 30, 2004, Mr. Levine has been a director of Grant Life Sciences, Inc. Mr. Levine is a member of the National Association of Corporate Directors, Washington, D.C. Mr. Levine is also a member of the American and Florida Institutes of Certified Public Accountants.
     David Lucking has been a director of our company since June 2002. Since March 2003, he has been employed by SoLapharm Inc., (now called ACCU-BREAK Pharmaceuticals Inc.) a development-stage pharmaceutical firm, as senior executive vice president and chief operating officer. Previously, Mr. Lucking held senior management positions at Noven Pharmaceuticals, Inc. from its inception in 1987 until March 2003, when he joined SoLapharm. At Noven, he served as Executive Director of Regulatory Affairs and was extensively involved in conducting preclinical and clinical trials, coordinating with the FDA and European pharmaceutical regulatory agencies and participating in creating strategic plans relating to developing pharmaceutical projects from concept to FDA approval.
     Jeffrey P. McMullen has been our chief executive officer since December 2005 and our President since March 2006. He also is the president and chief executive officer of PharmaNet. Mr. McMullen co-founded PharmaNet in 1996. Prior to becoming president and chief executive officer of PharmaNet in 2004, Mr. McMullen held the positions of president and chief operating officer since 2003, executive vice president and chief operating officer since 2001 and senior vice president, business development since 1996. Mr. McMullen has more than 30 years of drug development industry experience including international experience in Europe, Japan, South America, and Asia. His professional experience includes 13 years with major drug development services companies as vice president of business development and director of clinical research, and nine years at Sterling Drug in the clinical, regulatory, and drug metabolism areas.
     Arnold Golieb is a retired partner of KPMG Peat Marwick (now KPMG LLP). During his career with KPMG, Mr. Golieb was the managing partner of their Des Moines, Iowa office and the tax partner in charge of their Los Angeles, California office. During the past five years, Mr. Golieb has served as a financial advisor to a real estate acquisition company which manages more than 30,000 apartment units and as a business advisor and trustee for an investment group. Mr. Golieb is a member of the American Institute of Certified Public Accountants.
     Lewis R. Elias, M.D. was appointed a director in June 2005. He has practiced internal medicine and cardiology in South Florida for nearly 30 years. In 1992, the South Florida Cardiology Group was founded in Dr. Elias’ Bal Harbour, Florida office and has since grown to nearly 20 physicians with five offices in Florida. He served on the Board of Trustees at Barry University for 20 years, the final 12 years as a member of the Executive Committee.
Background of Non-Director Executive Officers
     David Natan, became our chief financial officer in March 2002, having first joined us in February 2002. Previously, Mr. Natan was employed by Global Technovations, Inc. as its vice president and chief financial officer from June 1995 through February 2002. Global Technovations, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December of 2001. Mr. Natan is a certified public accountant and he also has served as chief financial officer for two other public companies.
     Marc LeBel, Pharm.D., FCCP, FCSHP is a founder of and has been president of Anapharm, our Canadian subsidiary, since 1994. In May 2005, we appointed Dr. LeBel to also be senior vice president of SFBC. In April 2006, we appointed Dr. LeBel SFBC’s Executive Vice president of Laboratories. He is a fellow of the American College of Clinical Pharmacy and the Canadian Society of Hospital Pharmacists. He is the author of more than 100 publications on clinical pharmacology, including studies on pharmacokinetics and pharmacodynamics evaluation of drugs. Dr. LeBel has over 25 years of experience in providing drug development services.
     Johane Boucher-Champagne, has served as the Chief Operating Officer of SFBC Anapharm, our Canadian subsidiary since April 1998. Ms. Boucher-Champagne holds a Master’s Degree in Administration and a degree in life sciences and has more than thirty years of experience with health-science research activities and business management and administration. Ms. Boucher-Champagne was appointed to serve as Executive Vice President of Early Clinical Development of our company in April 2006.
Proposal 2. Amendment to our Certificate of Incorporation
     The Board of Directors proposes that our stockholders approve an amendment to our Restated Certificate of Incorporation to change our name from “SFBC International, Inc.” to “PharmaNet International, Inc.” The Board of Directors believes that the name “PharmaNet International, Inc.” more accurately reflects the nature of our business today.
     The vote required to approve the proposal to amend our Restated Certificate of Incorporation to change our name is a majority of the common stock outstanding and entitled to vote on the matter. The name change will become effective upon filing of the amendment with the Secretary of State of Delaware, which we intend to make on the day after completion of the Annual Meeting.
     The Board of Directors recommends a vote “FOR” this proposal.

Executive Compensation
     Set forth below is information with respect to compensation paid by us for 2005, 2004 and 2003, to our current chief executive officer and our current four other most highly compensated executive officers, referred to herein as our named executive officers, and to certain of our former executive officers who were named executive officers in 2005.

					Long Term
			Annual Compensation		Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)
					Restricted	Securities
					Stock	Underlying	All Other
				Other Annual	Awards	Options/	Compensation
Name and				Compensation(2)		SARs
Principal Position	Year	Salary ($)	Bonus ($)(1)	($)	($)	(#)	($)
Jeffrey P. McMullen	2005	$475,000	$296,000	—	$—	24,593	$—
President and	2004	$—	$—	—	$—	238,800	$—
Chief Executive Officer(3)	2003	$—	$—	—	$—	—	$—

David Natan(4)	2005	$330,000	$38,000	—	$128,012	8,130	$—
Chief Financial Officer	2004	$210,000	$150,000	—	$—	—	$—
	2003	$170,000	$—	—	$—	—	$—

Gregory B. Holmes, Pharm.D.(5)	2005	$550,000	$300,000	—	$384,068	24,390	$—
President of Corporate Development	2004	$325,000	$450,000	—	$—	135,000	$—
	2003	$275,000	$75,000	—	$—	—	$—

Marc LeBel, Pharm.D.(6)	2005	$328,026	$100,000	—	$140,820	8,943	$—
Executive Vice President	2004	$271,272	$136,521	—	$—	30,000	$—
	2003	$229,892	$63,069	—	$—	—	$—

Lisa Krinsky(7)	2005	$650,000	$—	—	$—	—	$1,800,000
Former President	2004	$475,000	$606,250	—	$—	75,000	$—
	2003	$400,000	$297,458	—	$—	—	$—

Arnold Hantman(7)	2005	$650,000	$—	—	$—	—	$2,025,000
Former Chief Executive Officer,	2004	$400,000	$550,000	—	$—	75,000	$—
	2003	$325,000	$178,475	—	$—	—	$—

(1)	Represents bonuses earned but not paid in the year indicated.

(2)	For each of the named executive officers, the aggregate amount of personal benefits, which vary by individual and include car allowances and insurance, disability, life and medical insurance, does not exceed the lesser of 10% of the total salary and bonus reported or $50,000.

(3)	In 2004 in addition to the 135,000 shares granted under his employment agreement, Mr. McMullen was required to use a percentage of the net proceeds he received from our acquisition of PharmaNet and purchase shares of our restricted common stock. He purchased 69,200 shares of common stock and received options to purchase 103,800 shares at $40.39 per share as provided in his employment agreement.

(4)	On December 31, 2005 Mr. David Natan held 3,978 restricted stock units with an aggregate value of $63,688. The restricted stock units shall vest on March 31, 2008 subject to continued employment and shall be delivered six months after separation from service with the Company.

(5)	On December 31, 2005 Dr. Gregory B. Holmes held 11,935 restricted stock units with an aggregate value of $191,079. The restricted stock units, pursuant to the terms of Dr. Holmes separation agreement, vested immediately and are thus now fully vested.

(6)	On December 31, 2005 Dr. Marc LeBel held 4,376 restricted stock units with an aggregate value of $70,060. The restricted stock units shall vest on March 31, 2008 subject to continued employment and shall be delivered six months after separation from service with the Company. Dr. LeBel was named to serve as Executive Vice President of our company in April 2006.

(7)	In December 2005, each of Ms. Lisa Krinsky and Mr. Arnold Hantman resigned as president and chief executive officer, respectively. Ms. Lisa Krinsky and Mr. Arnold Hantman each entered into severance agreements with us effective December 31, 2005 under which we paid them $1,800,000 and $2,025,000, respectively in January 2006. Of these sums, they each received one-half of their severance in January 2006 and the balance is being held in escrow until June 30, 2006, subject to any offsets we may have. The severance sums are included under the column entitled “All Other Compensation.” Under their severance agreements, they each forfeited $32,520 options exercisable at $38 per share and 15,913 restricted stock units granted to them in May 2005.
Executive Compensation Agreements
     Our Board of Directors elected Mr. Jeffrey P. McMullen to serve as our new chief executive officer replacing Mr. Arnold Hantman effective as of December 31, 2005, and our Board appointed him as our president on March 31, 2006. Mr. McMullen continues to serve as chief executive officer and president of our wholly-owned subsidiary, PharmaNet, Inc.
     As part of our acquisition of PharmaNet, we entered into a three-year employment agreement (terminable by either party on 90 days’ notice) with Mr. Jeffrey P. McMullen, its then president and chief executive officer. Pursuant to the agreement, Mr. McMullen received an annual salary of $475,000 with a guaranteed annual increase of at least 4% per annum, an annual bonus equal to 1.5% of PharmaNet’s adjusted pre-tax income (not to exceed his base salary). Mr. McMullen also receives benefits including a luxury car and all costs associated with it including the income taxes incurred, up to $12,000 per year in financial planning fees. If Mr. McMullen’s employment is terminated without cause, he is entitled to an additional 90 days’ severance pay. Mr. McMullen also received 135,000 vested stock options exercisable at $44.43 per share which were fully vested upon closing, which is equal to 110% of fair market value at the date of grant. Additionally, similar to other key PharmaNet executives, Mr. McMullen used 20% of his after tax proceeds to purchase 69,200 shares of our restricted common stock at a 15% discount. In connection with that purchase, he received options to purchase 103,800 shares exercisable at 110% of fair market value the vesting of which was accelerated due to SFAS 123(R).
     The Board agreed to enter into a new three-year employment agreement with Mr. McMullen which will be effective as of January 1, 2006, which replaces his previous contract described above. The financial terms of the employment agreement of Mr. McMullen were determined by the Compensation Committee after consulting with the Compensation Committee’s independent compensation consulting firm. However, the Board agreed with Mr. McMullen that his financial package will be the greater of (i) that received by Mr. Hantman or (ii) that received by chief executive officers of SFBC’s competitors/peer group. In connection with the appointment of Jeffrey P. McMullen to serve as president and chief executive officer of our company, on May 9, 2006, the Compensation Committee negotiated and approved the terms of a new employment agreement for Mr. McMullen. The employment agreement will be effective as of January 1, 2006 with a term of three years, and the other material terms of the employment agreement are as follows:
•	Base annual salary of $650,000;

•	2006 annual incentive or bonus comprised of two parts: (i) 1.5% of 2006 PharmaNet operating earnings, as adjusted, subject to a maximum bonus of $325,000, provided, that, 2006 PharmaNet operating earnings is at least a certain minimum dollar amount set by the Compensation Committee; and (ii) discretion of the Compensation Committee based on its evaluation of the overall performance of Mr. McMullen and of SFBC, from a financial point of view and/or from an operating perspective, which discretionary sum shall not exceed $650,000 and may be zero depending upon performance;

•	The 2007 and 2008 annual incentive shall be determined by the Compensation Committee annually;

•	Long-term incentives consisting of time-based and performance-based grants of restricted stock units as follows: Mr. McMullen was granted 62,461 restricted stock units (“RSUs”) with 10,411 RSUs vesting on June 30, 2006, subject to employment with SFBC on such date and 10,410 RSUs vesting on each of December 31st and June 30th during the remainder of the term of the employment agreement, subject to employment with SFBC on the applicable vesting date. Such RSUs shall be delivered to Mr. McMullen as they vest. Mr. McMullen shall also receive a grant of 60,000 RSUs which shall vest only if SFBC meets or exceeds the non-GAAP earnings per share target for 2008. Non-GAAP earnings are defined as GAAP earnings, plus amortization of intangibles and plus equity compensation expense under Statement 123(R). If the 2008 non-GAAP earnings per share target is met, the RSUs shall vest and the 60,000 RSUs shall all be delivered to Mr. McMullen promptly upon filing the Form 10-K of SFBC with the Securities and Exchange Commission for the year ended December 31, 2008. In consideration of the foregoing grants of RSUs, Mr. McMullen has agreed to surrender options to purchase 135,000 shares of common stock previously granted to him in December 2004;
•	Future long-term incentives – the Compensation Committee shall consider additional grants of equity compensation as long-term incentives for each of 2007 and 2008;

•	Perquisites – Mr. McMullen will be entitled to perquisites selected by him, up to a limit of $32,500 per each calendar year during the term, and SFBC shall reimburse him for income taxes incurred from the perquisites at the effective tax rate of 35%. Perquisites shall not include benefits generally available to all other SFBC employees; and

•	Severance – Three years for termination without cause or for good reason.
     The Compensation Committee and Mr. McMullen continue to negotiate the remaining legal and non-material terms of his employment agreement.
     As of December 31, 2005, Lisa Krinsky and Mr. Hantman both resigned from their positions at our company. As previously disclosed, pursuant to their severance agreements, Mr. Hantman received approximately $2.025 million, and Lisa Krinsky received approximately $1.8 million, paid one-half in early January 2006 and the balance has been placed in escrow and will be released as of June 30, 2006, subject to any offsets we may claim. Both Mr. Hantman and Lisa Krinsky agreed to extend their post-employment non-competition agreements from 12 months to 24 months. Had their employment agreements been terminated without cause, Mr. Hantman and Lisa Krinsky would each have been entitled to an immediate payment of three times their base salaries and immediate vesting of all outstanding options and restricted stock units. As part of their severance agreements, each waived their right to 15,913 restricted stock units and 32,520 options that would have vested upon termination without cause. Additionally, bonuses for the 12-month period ending March 31, 2006, of approximately $260,000, of which would have accrued by December 31, 2005, will not be paid. By entering into the severance agreements, the Company incurred a one-time fourth quarter charge of approximately $3.825 million rather than approximately $4.8 million had these executives been terminated without cause under their employment agreements. Lisa Krinsky’s severance was less because she agreed to the reduction which covered amounts paid to a relative as disclosed in Note D to the financial statements contained in our Form 10-K for the year ended December 31, 2005.
     The resignations effectively terminated employments agreements which we entered into with Lisa Krinsky and Mr. Hantman which, effective April 1, 2005. In May 2005, we entered into new three-year employment agreements with Lisa Krinsky, Mr. Arnold Hantman and Dr. Gregory B. Holmes, and a new one-year employment agreement with Mr. David Natan, each effective as of April 1, 2005. In addition, we amended our current employment agreement with Dr. Marc LeBel effective as of April 1, 2005. We paid Dr. Holmes a $200,000 signing bonus and Dr. LeBel a $100,000 retention bonus.
     The Compensation Committee retained an independent compensation consulting firm to assist it in evaluating our senior management’s compensation. Based upon its recommendation, the new employment agreements each provided for a base salary, an annual bonus based upon meeting financial and operating performance targets to be set annually and annual awards of long-term incentives.
     Pursuant to these new and amended employment agreements, the base annual salaries of Dr. Krinsky and Mr. Hantman were $650,000, Dr. Holmes was $550,000, Mr. Natan is $330,000 and Dr. LeBel is $350,000, effective as of April 1, 2005. Dr. LeBel’s salary is stated in U.S. Dollars calculated as of May 9, 2005. We increased Dr. Holmes’ annual salary to $600,000 in January 2006 and Dr. LeBel’s salary to $411,976 in April 2006. Dr. LeBel’s salary as of April 2006 is stated in U.S. Dollars calculated as of April 24, 2006. We also changed our method of providing perquisites or personal benefits to these executive officers while maintaining a limit of less than $50,000 per person. Previously we provided specific benefits such as automobile allowances. The approach of our Compensation Committee for the new 2005 employment agreements was to provide an allowance for personal benefits and permits the above executives (other than Mr. McMullen) to select personal benefits with a “cafeteria plan” approach. We also agreed to pay the executives a sum to compensate him or her for federal income taxes due (at a 35% rate) as a result of payment of the personal benefits. The sums available (excluding the tax payments) were $32,500 to Drs. Krinsky and Holmes and Mr. Hantman and $19,500

to Mr. Natan and Dr. LeBel. If these sums are not spent, we will not pay the executive cash for the unused portion. We acted to limit perquisites because our Compensation Committee understands that investors have criticized other companies for not placing meaningful limits on their executives’ perquisites. Because of the high level of our senior executive compensation, our Compensation Committee felt it was important to limit the level of perquisites and to give clear guidelines to our senior executives (other than Mr. McMullen). Mr. McMullen’s employment agreement was negotiated as part of the PharmaNet acquisition and to induce him to become the chief executive officer of PharmaNet, and our Board of Directors agreed with him to maintain the same perquisites in his new agreement which is in the process of being finalized. Previously, no executive exceeded the $50,000 limit.
     In addition, Dr. Holmes and Mr. Natan were eligible to receive annual bonus compensation for the 12-month period ending March 31, 2006 if certain financial and operating targets are achieved by the Company, which bonuses range from 10% to 100% of their base salary. We paid Mr. Natan a $38,000 bonus in lieu of the approximately $100,000 bonus he would have received under his employment agreement. Dr. Holmes received a $200,000 signing bonus related to his new employment agreement as described above and also received a $100,000 discretionary bonus which was approved by our Compensation Committee in September 2005. If Dr. Holmes or Mr. Natan are terminated without cause, or resigns for good reason, Dr. Holmes is entitled to three year’s base salary and Mr. Natan, an amount equivalent to 22 months base salary as of April 30, 2006 declining to 18 months base salary as of September 30th and thereafter an amount equivalent to what he would receive under his agreement.
     Also, we awarded long-term incentive (“LTI”) compensation based on the intended grant date value to Dr. Krinsky and Mr. Hantman in the amount of $1 million, Dr. Holmes in the amount of $750,000, Dr. LeBel in the amount of $275,000 and Mr. Natan in the amount of $250,000. For the 2005 awards and after considering the then current accounting treatment, current accounting treatment under FASB Statement No. 123(R), the overriding desire to encourage performance and retention of key individuals, and advice from its independent compensation consulting firm, our Compensation Committee elected to grant LTI awards for each person with two-thirds of their respective value in restricted stock units and one-third in stock options. Because the stock options are premium priced and represent only one-third of the value of the awards, they vested on December 31, 2005, subject to continued employment, and thereby will not result in the recognition of an expense for accounting purposes. In order to balance the overall LTI awards in light of this early vesting, the larger portion of the LTI award, a grant of restricted stock units, will only vest on March 31, 2008 subject to continued employment on that date. The delivery of the restricted stock units will be further deferred to permit SFBC to benefit from favorable federal income tax treatment. As a result of the resignation of Dr. Krinsky and Mr. Hantman on December 31, 2005, their options and restricted stock were forfeited.
     Based upon these LTI awards, we granted, subject to vesting, five-year stock options and restricted stock units as follows:

Name	No. of Options	Value of Options	No. of RSUs	Value of RSUs
Jeffrey P. McMullen	24,593	$252,080	0	0
Dr. Gregory B. Holmes	24,390	$250,000	11,935	$500,000
Dr. Marc LeBel	8,943	$91,666	4,376	$183,334
David Natan	8,130	$83,333	3,978	$166,667
Lisa Krinsky, M.D.(1)	32,520	$333,333	15,913	$666,667
Arnold Hantman(1)	32,520	$333,333	15,913	$666,667

(1)	The options and RSUs held by Lisa Krinsky and Arnold Hantman expired as part of their severance agreements.
     In determining the total compensation of our executives described above for 2005, our Compensation Committee considered the growth of SFBC through 2004 and the report of its independent compensation consulting firm and initially proposed LTI awards ranging from $500,000 to $2 million for our senior executives. However, after considering the concerns of management, the Committee reduced the total compensation awards recommended. The primary change, prompted by management’s concern that the LTI was too high, was to reduce the value of these LTI awards by one-half. Thus, the recommended LTI award of $2 million to our former chief executive officer was reduced to $1 million. This was offset by a small increase in the base salaries recommended by the independent compensation consulting firm. For our chief executive officer, this resulted in increasing the proposed $625,000 annual base salary to $650,000. The final change was to reduce the recommended maximum annual bonus of 120%, subject to meeting performance targets, to 100% based upon our management’s recommendation.
     The options are exercisable at $38 per share which was an 18% premium over fair market value ($32.18) as of the date of grant. Additionally, if any options are exercised prior to January 1, 2007, the shares of common stock issued upon exercise may not be sold until January 1, 2007. Based upon the recommendation of the Compensation Committee’s independent compensation consulting firm, the number of restricted stock units was based upon the cash value of the award, reduced by one-third in order to reflect the premium placed on a grant of restricted stock versus stock options. This amount was than divided by the current market price of our common stock, less a small discount to reflect the restriction period of over three years. As part of its negotiations with the chief executive officer, the Compensation Committee accepted a 51% volatility factor in determining the number of options to be granted rather than the 60% recommended by the independent compensation consulting firm. Prior to January 1, 2006, SFBC used a 60% volatility factor in its consolidated financial statements in determining pro forma compensation expense. Additionally, our former chief executive officer recommended premium price options at $38 which the Compensation Committee believes adds a performance based aspect to the options. As a consequence of agreeing to the former chief executive officer’s two recommendations, more options were granted than what was proposed by the independent compensation consulting firm.
     Additionally, in May 2005 our Compensation Committee granted Mr. Jeffrey P. McMullen 24,593 options exercisable at $38 per share over a five-year period. The options vested on December 31, 2005, and the shares issued upon exercise are subject to the same restriction on sale as described above. Mr. McMullen was entitled to an annual grant of options under his employment agreement equal to the average number of options granted to Mr. Hantman, Ms. Lisa Krinsky and Drs. Holmes and LeBel on equivalent terms.
     On June 19, 2006, we announced that Dr. Holmes, resigned as President of Corporate Development of our Company to be effective on June 20, 2006 and as a Director of the Company effective June 13, 2006. On June 27, 2006, we executed a separation agreement with Dr. Holmes pursuant to which we agreed in principal upon the following material terms: (i) 18 months severance (approximately $900,000 to be paid $50,000 per month) conditioned upon execution of a separation agreement with a general release; (ii) the continuation of all non-compete restrictions contained in Dr. Holmes’ current Employment Agreement for a period of 18 months; (iii) the acceleration of vesting of 11,935 shares of restricted stock previously awarded to Dr. Holmes; (iv) the payment of health insurance for one year following his separation; and (v) the payment of perquisites and other expenses previously incurred as of his separation date. The terms of the separation agreement were filed in a Form 8-K on June 19, 2006.
     Since its initial public offering in 2000, SFBC has provided clawback provisions in option agreements which cancel existing options and require forfeiture of profits where the employee has been terminated for cause or following resignation or termination violates non-compete or confidentiality provisions of employment or other agreements. This practice has been continued and also applies to the restricted stock units described above.
     In addition, the new employment agreements authorize the Compensation Committee, in the event it learns that an executive or the Company is subject to any investigation involving possible violations of the United States securities laws, to cause the Company to withhold all payments which the Committee believes may be considered to be subject to the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002.
     On August 11, 2005, our Compensation Committee accelerated the vesting of 218,084 out-of-the-money stock options exercisable at $40.39 per share and 243,975 out-of-the-money stock options exercisable at $44.43 per share. At the time of approval, the price of our common stock was less than the exercise prices of the options. The options were issued to key PharmaNet, Inc. executives in December 2004. 103,800 of the stock options exercisable at $44.43 per share are held by Mr. Jeffrey P. McMullen, who is the president and chief executive officer of PharmaNet. Mr. McMullen is also our chief executive officer and serves on our Board of Directors. One half of the options described above were to have vested in 2006 and the remainder were to have vested in 2007, subject to continued employment on each vesting date. In addition, each executive has agreed not to sell any shares of common stock issued as the result of options exercised prior to the original applicable vesting dates except to the extent necessary to pay SFBC the exercise price.
     In February 2005, we paid Mr. David Natan a $25,000 bonus. On December 12, 2005, we amended the employment agreement with Mr. David Natan, by extending its term for an additional two years. The agreement now expires on March 31, 2008. In addition, we increased the payment due for termination without cause and under certain other circumstances from one year to the greater of 18 months or the remaining term of the employment agreement. All other terms and conditions of the employment agreement remain unchanged. In February 2006, we paid Mr. Natan a $38,000 bonus in lieu of a $100,000 bonus to which he was entitled.
     On March 7, 2006, the Compensation Committee granted David Natan and Marc LeBel 15,000 shares of our restricted common stock and 15,000 restricted stock units, respectively, which shall vest in six equal increments of 2,500 shares on each of June 30 and December 31, subject to continued employment on each applicable vesting date. On April 25, 2006, the Compensation Committee granted Marc LeBel 10,000 restricted stock units, which will vest in six equal increments of 1,667 shares on each March 31 and September 30, subject to continued employment on each applicable vesting date.

     The Board appointed Ms. Johane Boucher-Champagne to serve as Executive Vice President of Early Clinical Development of SFBC effective as of April 28, 2006. Ms. Boucher-Champagne continues to serve as Chief Operating Officer of SFBC Anapharm. In connection with her employment as Chief Operating Officer of SFBC Anapharm, in March 2002, Johane Boucher-Champagne entered into an Employment Agreement with SFBC Anapharm. Pursuant to the Employment Agreement, she is entitled to receive (i) a base salary in the amount of $299,890 CDN (or $270,711 using an exchange rate of 1 CAD/.9027 USD as of May 3, 2006); (ii) 20,000 stock options which were fully vested as of March 2005 and will expire in March 2010; (iii) an annual bonus in the amount of 30%-35% of her base salary; and (iv) 12 months of severance in connection with a termination of employment upon certain events. On June 15, 2006, the Compensation Committee determined that Ms. Boucher-Champagne is entitled to receive (i) an increase in her base salary to an amount of $325,000 per annum (or $357,000 CDN using an exchange rate as of May 31, 2006); and (ii) a bonus for 2005 in the amount of $40,935 (or $44,984 CDN using an exchange rate as of May 31, 2006).
     In March 2002, Anapharm entered into a written agreement with Dr. Marc LeBel providing for a five-year employment term at an initial base salary of $266,000 Canadian with increases in his base salary upon Anapharm meeting targeted financial results, subject to approval of the Board of Directors. As described above, we established his current salary in May 2005. Dr. LeBel is eligible to receive bonuses during the term of his employment in accordance with revenue and income targets established by us. For the 12-month period beginning April 1, 2005, we paid Dr. LeBel a retention $100,000 bonus in May 2005. In 2003 and 2004, he received bonuses of $55,000 and $135,592 in United States dollars, respectively. Additionally, as part of his employment agreement we awarded Dr. LeBel 52,500 10-year stock options exercisable at $15.93 per share. If Dr. LeBel is terminated without cause or his employment is not renewed, he is entitled to one year’s severance.
     Dr. Alan Xu, president of SFBC Analytical, Inc. was previously an executive officer of SFBC until our acquisition of Anapharm. Dr. Xu receives an annual salary of $230,000 and an annual bonus of $200,000 payable if still employed by us on each August 20th which is applied against the $1,000,000 loan we made Dr. Xu when we purchased SFBC Analytical on August 20, 2001. As of April 19, 2006, the loan balance due to SFBC was $200,000. In 2005 and 2004, we paid Dr. Xu discretionary bonuses of $150,000 and $110,000, respectively. Dr. Xu may terminate his employment agreement if his duties are substantially modified or if any entity or person who is not an executive officer of ours becomes individually or as part of a group the owner of more than 30% of our common stock. If this occurs he is entitled to two years’ base salary, and the payment is to be made on a monthly basis.
     We do not have any formal pension, profit sharing or such other similar plans covering all of our employees including the individuals specified above, other than our 1999 Stock Plan, our 2004 Employee Stock Purchase Plan (“ESPP”), and two 401(k) plans. The ESPP permits our non-management employees to purchase shares of our common stock at 85% of the lower of fair market value on the first or last day of each six-month purchase period. We also have a 2004 Acquisition Stock Option Plan pursuant to which we granted stock options to certain PharmaNet executives. We do not intend to grant any additional options under this Plan beyond those granted in 2004. The two 401(k) plans for our United States employees consists of one for employees of SFBC and subsidiaries other than PharmaNet and its subsidiaries and one for PharmaNet and its U.S. subsidiaries. Both plans provide for a discretionary contribution by employees. The plan for SFBC employees also provides for a discretionary profit sharing contribution by SFBC. We reviewed both of the 401(k) plans for comparability of benefits as a result of the merger with PharmaNet, and we expected to consolidate them by December 2005. PharmaNet maintained a 401(k) plan for its United States employees, which has been frozen pending receipt of approval from the Internal Revenue Service and the United States Department of Labor. Because of certain issues arising with the PharmaNet 401(k) plan prior to our acquisition, we cannot presently merge the plans. Effective January 1, 2006, PharmaNet and SFBC employees participate in a new 401(k) plan.
Compensation Committee Report
     The Compensation Committee oversees and approves all elements of compensation for SFBC’s executive officers and directors. The Compensation Committee consists of three members of our Board of Directors who meet the independence requirements of Nasdaq. The Compensation Committee operates under the authority provided in its Charter which was adopted in April 2004.

Executive Compensation Policy
     Philosophy
          It has been and continues to be our policy to compensate SFBC’s executives based on individual and company performance. We do this in order to attract, retain and motivate the most highly qualified executives available to us and to do so in a competitive and cost-effective manner. In particular,
•	We base compensation on job responsibilities, and individual, team and company performance.

•	We take into account the value of the executive’s job in the marketplace.

•	We provide incentive-based compensation to encourage a long-term focus on company profitability and stockholder value.

•	We intend to increase the pay for performance as part of our executive compensation.
     Methodology
          We considered various measures of company performance, including, revenue, net pre-tax income, earnings per share, total market value, and total stockholder return. We also considered what we believe are key or significant events for SFBC and each executive’s role and performance in connection with such events. We did not assign any of these measures specific weights, but we considered them in a subjective determination after considering the company’s performance as whole.
          We also took into consideration compensation practices of our competitors and companies with similar growth, size, and complexity. While we intended to generally award our executives total compensation levels well above the median of our peer group, based upon the recommendation of management we limited the total direct compensation for our chief executive officer, president and chief financial officer to below the median of our peer group and awarded our executive vice president total direct compensation at the 75th percentile level of our peer group.
          In 2005 in focusing on management compensation, we considered various measures of company performance, including, revenue, net pre-tax income, earnings per share, total market value, and total stockholder return. We also considered what we believe are key or significant events for SFBC and each executive’s role and performance in connection with such events. We did not assign any of these measures specific weights, but we considered them in a subjective determination after considering the company’s performance as whole.
          In setting 2005 compensation, we also took into consideration compensation practices of our competitors and companies with similar growth, size, and complexity. While we intended to generally award our executives total compensation levels well above the median of our peer group, based upon the recommendation of management we limited the total direct compensation for our chief executive officer, president and chief financial officer to below the median of our peer group and awarded our executive vice president total direct compensation at the 75th percentile level of our peer group.
          The Compensation Committee recognized that 2004 was another banner year for SFBC. The following significant accomplishments occurred as the result of the leadership of our senior management:
•	We had record revenue and earnings;

•	We also completed a significant acquisition of PharmaNet in December 2004 which substantially transformed SFBC into a global full service drug development services company;

•	We completed an accretive acquisition in July 2004 of Taylor Technology, Inc. which provides quantitative bioanalytical services in the pre-clinical stage and Phases I through IV;

•	We sold $143.75 million of convertible notes providing us with additional resources to continue our program of making selective accretive acquisitions;

•	We successfully negotiated and obtained a $160 million credit facility with a syndicate of banks, which also provided us with additional resources to fund accretive acquisitions; and

•	The reported results of operations for the first quarter of 2005 (excluding the one-time non-operating charge of $2.2 million relating to the Company’s secondary offering in March 2005) with record revenue and net earnings are a reflection of their continued efforts.
                    In 2006, we have concentrated on reaching a definitive agreement with our new chief executive officer. Although we have reached an agreement with Mr. Jeffrey P. McMullen, our new chief executive officer, we have not submitted a proposed definitive employment agreement to him as we are seeking to work with our independent compensation consulting firm on one remaining issue. In negotiating the agreement with Mr. McMullen, we were limited by our verbal agreement with him in late December 2005 upon which he agreed to be chief executive officer. Nonetheless, because that agreement was to compensate him at the greater of (i) the compensation of our former chief executive officer or (ii) that received by peer companies, we again elected to retain an independent compensation consulting firm to provide guidance on peer group compensation as well as compensation trends in general. As part of the process, we used a tally sheet to compile all compensation Mr. McMullen will be receiving under his new agreement. In setting 2006 bonus criteria, we ended up negotiating with Mr. McMullen whose current SFBC employment agreement provides him with 1.5% of PharmaNet operating income. With regard to long-term incentives, we sought to provide a comparable incentive, but one which solely consists of restricted stock units rather than a combination of restricted stock units and options as part of our goal to eliminate or reduce option grants. Additionally, due to the continuing problems facing SFBC, particularly with regard to our Florida early stage clinical trial operation, we sought to reward Mr. McMullen if and only if he creates a level of profitability and growth consistent with our expectations. This performance-based additional grant of restricted stock units, which we informally refer to as a “super home run” grant, requires significant earnings growth from SFBC outside of our Florida operations, which we recently announced we are closing.
Section 162(m)
            Section 162(m) of the Internal Revenue Code provides a limit of $1,000,000 on the amount of compensation that may be deducted by a company in any year in respect of each of the chief executive officer and the next four most highly paid executive officers, subject to certain exceptions including performance standards. The Compensation Committee recognizes the importance of deducting executive compensation for federal income tax purposes and in 2005 structured all non performance based awards consisting of RSUs to retain the tax deduction for SFBC. Accordingly, to the extent salary, perquisites and LTI compensation exceeded the deductibility limits of Section 162(m), excluding compensation resulting from the exercise of stock options, the excess amounts of cash compensation was deferred until six months following the date the executive ceases to be employed by SFBC, which is the same date on which the restricted stock units will be delivered. For 2006, the Compensation Committee agreed with Mr. McMullen’s request that his restricted stock units be delivered upon vesting which may cause his compensation to exceed the $1,000,000 threshold, which will cause the excess over $1,000,000 not to be deductible by SFBC for tax purposes. The Compensation Committee was aware of this possibility, but decided to agree to Mr. McMullen’s request as part of the negotiations. Because the annual bonus which may be earned by Mr. McMullen during the first year of his new employment agreement is 100% performance based, any bonus earned are not subject to the Section 162(m) limitations. We expect future annual bonuses will also be performance based.
2006 Compensation Awards
            For 2006, our Compensation Committee focused on negotiating a new employment agreement with Mr. Jeffrey P. McMullen, our new president and chief executive officer. When Mr. McMullen agreed in late December 2005 to accept the position of chief executive officer, SFBC was in crisis. Our Compensation Committee believed that stability was critical and that it could not risk the delay in conducting a search for a new chief executive officer. At the same time, it recognized that it was critical to have a change of management, and it believed that Mr. McMullen possessed the appropriate combination of business and industry experience and management expertise to lead SFBC as it sought to resolve the crisis affecting it. Because of Mr. McMullen’s reluctance to accept the position, the Compensation Committee and the other disinterested directors recognized that it was in the best interest of SFBC and stockholders to meet Mr. McMullen’s request. That request was that he receive a new employment agreement with compensation equal to the greater of (i) that paid to our former chief executive officer or (ii) that paid to chief executive officers of our peers.
            Our Compensation Committee again obtained the compensation consulting firm it utilized in 2005 to provide a thorough analysis and make compensation recommendations. In addition to reviewing a written report prepared by the consulting firm, our Compensation Committee held 15 meetings in person or by telephone, five of which were attended by a representative of the compensation consulting firm.

     We have just completed negotiations with our new chief executive officer regarding his employment agreement and executive compensation for 2006. In establishing Mr. McMullen’s compensation for 2006, we applied the same principles outlined above which were applied to our other executive officers, but we were constrained by the agreement we reached with Mr. McMullen when he agreed to be chief executive officer. In his short time as chief executive officer, Mr. McMullen has and continues to make major contributions to the growth and success of SFBC.
     The 2006 compensation agreement with Mr. McMullen is based upon the analysis provided by the compensation consulting firm and the careful deliberations of our Compensation Committee. Mr. McMullen’s base salary of $650,000 effective as of January 1, 2006, and the other components of his new agreement are described previously in this Proxy Statement. Additionally, in order to provide stability, our Board of Directors awarded Dr. Gregory B. Holmes, President of Corporate Development, a $50,000 raise increasing his base annual salary to $600,000 effective as of January 1, 2006.
2005 Compensation Awards
     As a result of SFBC’s exceptional performance since 2000, measured in terms of stockholder return and growth of our revenue, net income and net income per share, our Compensation Committee in late 2004 recognized it needed expert assistance. With the acquisition of PharmaNet, the Compensation Committee believed that our executives were not being compensated at a level equal to our significant achievements. Accordingly, in early 2005 the Compensation Committee retained a leading compensation consulting firm to provide a thorough analysis and make compensation recommendations. In addition to reviewing a written report prepared by the consulting firm in determining 2005 compensation, our Compensation Committee held 15 meetings in person or by telephone, five of which were attended by one or more representatives of the compensation consulting firm. For 2005, this Report is based upon the analysis provided by the compensation consulting firm and the careful deliberations of our Compensation Committee.
     Because the Compensation Committee believed that certain of our executive officers had been under-compensated for an extensive period of time its initial proposal gave effect to this conclusion. Additionally, based upon SFBC’s historical performance, the Compensation Committee elected to fix the base salaries of all four executive officers covered by the report at highly competitive levels compared to peers. The Compensation Committee believed the higher cash compensation was warranted based upon past performance. Nonetheless, the total direct compensation of our chief executive officer, president and chief financial officer were below the median of our peer group, and our executive vice president’s total direct compensation was at the 75th percentile of our peer group.
     In view of the goals specified above, SFBC’s executive compensation structure was based on a mix of components which we believe help to balance short-term and long-term strategic considerations. These components consisted of a base salary, bonuses based upon meeting agreed-upon milestones, and LTI awards. We believe that SFBC’s incentive awards provided a short-term reward for past performance as well as a long-term incentive designed to increase retention and to enhance longer-term stockholder value by better and more closely aligning our executives’ interests with SFBC’s stockholders and SFBC’s economic performance as whole.
     As a result of the Compensation Committee’s deliberations and relying upon its independent compensation consulting firm, we entered increased the base salary for our executive officers pursuant to the terms of their respective Employment Agreements using peer group comparisons provided by our compensation consulting firm. The new salaries effective April 1, 2005 were:

Executive	Salary
Dr. Gregory B. Holmes	$550,000
David Natan	$330,000
Dr. Marc LeBel	$350,000
     Mr. Jeffrey P. McMullen in his capacity as president and chief executive officer of PharmaNet received an annual salary of $475,000 pursuant to an employment agreement entered into in conjunction with the acquisition of PharmaNet on December 22, 2004. Additionally, Arnold Hantman, our former chief executive officer, and Lisa Krinsky, our former president, each received a $650,000 salary for 2005.
     The new employment agreements we reached in May 2005 with some of our executive officers are for the period beginning April 1, 2005 through March 31, 2008 (through March 31, 2008 for Mr. Natan). There are three distinct components of these agreements — a base annual salary which may be increased annually by our Compensation Committee depending upon performance, the opportunity to achieve annual bonuses which will be reviewed annually by our Compensation Committee and an LTI award which will be determined annually by our Compensation Committee.
     The bonuses for the first year were based upon the base salaries and are subject to meeting five financial and operating goals with each goal equal to as much as 20% of base salary. If superior performance targets were met for each of the five categories, the maximum bonuses could have been 100% of the respective executive’s annual base salary. As part of each financial goal there are two target levels, each of which is equal to 10% of base salary. We agreed to set the goals for the second and third year of employment in the first calendar quarter of 2006 and 2007, respectively, although we have not set the 2006 goals.
     The first year’s LTI awards are described above in this Proxy Statement. It is expected that the Compensation Committee will review the LTI awards each year and make new awards annually effective for the second and third years of employment, although we have not done so this year. Furthermore, the LTI awards for future years are expected to be primarily performance related measured over a three-year term and are not anticipated to include any equity components which do not include performance criteria.
     The restricted stock unit agreements and stock option agreements executed by our executives contain forfeiture and clawback provisions. Under these provisions, if an executive is terminated for cause, violates confidentiality, non-competition or non-solicitation agreements or commits certain other specified acts, the executive will forfeit any outstanding awards as of the date the violation is discovered and will have to return any gains realized during a two-year period. These provisions serve to protect the company’s intellectual and human capital, and help ensure that executives act in the best interest of our company and its stockholders.
Conclusion
     We believe that the caliber and motivation of all of our employees, and especially our executive leaders and senior management, are essential to SFBC’s performance. We believe our executive compensation policies and practices contribute to our ability to differentiate our performance from our competitors. In view of this, we will continue to evolve, improve, and administer our compensation policies, practices, and decisions in a manner that we believe will be in our stockholders’ interests and worthy of their continued support.
This report is submitted on behalf of the Compensation Committee.
Arnold Golieb, Chairman
Jack Levine, CPA
David Lucking
     The above Compensation Committee report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings including Form S-3 that SFBC files with the SEC.

     The following tables provide information with respect to the grant and exercise of options to purchase our common stock by our named executive officers for the fiscal year ended December 31, 2005.
Option/ SAR Grants in Last Fiscal Year

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Option/SARs			of Stock Price Appreciation
	Options/	Granted to	Exercise		for Five Year Option Term
	SARs	Employees in	Price per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%
Jeffrey P. McMullen	24,593	4.97%	$38	5/17/2010	$258,195	$587,723
Dr. Gregory Holmes(1)	24,390	4.93%	$38	5/17/2010	$256,063	$582,872
Dr. Marc LeBel	8,943	1.81%	$38	5/17/2010	$93,890	$213,720
David Natan	8,130	1.64%	$38	5/17/2010	$85,354	$194,291
Lisa Krinsky(1)	32,520	6.57%	$38	5/17/2010	$341,418	$777,163
Arnold Hantman(1)	32,520	6.57%	$38	5/17/2010	$341,418	$777,163

(1)	Canceled as part of their severance agreements.
Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-The-
			Options/SARs at Fiscal		Money Options/SARs at
	Shares		Year-End		Fiscal Year-End
	Acquired on	Value
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey P. McMullen(1)	0	0	263,393	—	$0	$0
Dr. Gregory Holmes(2)	97,500	$2,695,050	159,390	—	$0	$0
Dr. Marc LeBel	0	0	106,443	—	$4,200	$0
David Natan(3)	19,000	$433,420	24,380	—	$13,470	$0
Lisa Krinsky(4)	0	0	162,300	—	$273,132	$0
Arnold Hantman(5)	0	0	174,300	—	$273,132	$0

(1)	Includes 135,000 options which Mr. McMullen has agreed to cancel in exchange for receiving a lesser number of restricted shares under his proposed new employment agreement.

(2)	The value realized for Dr. Holmes consists of the fair market value as of the dates of exercise. As of December 31, 2005, he has not sold the 97,500 shares, which had declined in value to $1,560,975.

(3)	The value realized for Mr. Natan is based upon the net proceeds he received from our March 2005 public offering.

(4)	All options expired March 31, 2006 without being exercised.

(5)	Mr. Hantman exercised 99,300 options in March 2006 paying us $1,334,258; the remaining options expired March 31, 2006 without being exercised.

Performance Graph

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
SFBC International, Inc.	$ 100.00	$475.13	$ 300.87	$ 615.65	$ 1,373.91	$ 560.00
NASDAQ US	$ 100.00	$79.20	$ 93.14	$ 82.11	$ 89.63	$ 91.53
NASDAQ Health Services	$ 100.00	$108.11	$ 93.14	$ 42.42	$ 179.49	$ 246.82
     The stock performance graph shows how an initial investment of $100 in SFBC common stock on December 31, 2000 would have compared to an equal investment in the Nasdaq US and Nasdaq Health Services indexes for a five year period beginning December 31, 2000 through December 31, 2005. The interim measurement points reflect the value on December 31 of each year.
Equity Compensation Plans
     The following table reflects information relating to equity compensation plans as of December 31, 2005.

Number of
	Securities to be	Weighted	Number of
	Issued upon	Average	Securities
	Exercise of	Price of	Remaining
	Outstanding	Outstanding	Available for
Plan Category	Options	Options	Future Issuance
Equity compensation plans approved by security holders(1)	1,460,367	$18.59	411,024
Equity compensation plans not approved by security holders(2)	862,697	$41.42	0

(1)	Consists of our 1999 Stock Plan and 2004 Employee Stock Purchase Plan.

(2)	Includes 842,447 options issued to PharmaNet executives effective December 22, 2004 under our 2004 Acquisition Stock Option Plan, and excludes 200,000 options which we agreed to grant to 10 PharmaNet executives on each of December 22, 2006 and 2007, subject to continued employment with us on the applicable grant date, pursuant to which we will issue each such executive 10,000 options that will be exercisable at the fair market value on the date of issuance.

Proposal 3. Amendment of our 2004 Employee Stock Purchase Plan
General
     The stockholders are being asked to approve an amendment to our 2004 Employee Stock Purchase Plan (the “Purchase Plan”), which will increase the number of shares of our common stock reserved for issuance under such plan from 250,000 shares to 450,000 shares. The 200,000 share increase to the Purchase Plan was adopted by our Board of directors on May 5, 2006, and will become effective upon stockholder approval of this proposal at the Annual Meeting.
     The Purchase Plan is designed to allow our eligible employees and the eligible employees of our participating majority-owned subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at periodic intervals through their accumulated payroll deductions under the Purchase Plan.
     The Purchase Plan was originally approved by our stockholders at the 2004 Annual Meeting and became effective on July 1, 2004. At the 2005 Annual Meeting, our stockholders approved a 100,000-share increase to the Purchase Plan. As of June 30, 2006, [___] shares of our common stock had been issued under the Purchase Plan, and [___] shares remained available for future issuance, exclusive of the 200,000 share increase which is the subject of this proposal.
     The following is a summary of the principal features of the Purchase Plan, as amended through May 10, 2006. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our principal offices at 504 Carnegie Center, Princeton, New Jersey 08540.
Administration
     The Purchase Plan is administered by the compensation committee of our Board of directors. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.
Securities Subject to the Purchase Plan
     The number of shares of common stock reserved for issuance over the term of the Purchase Plan is currently limited to 250,000 shares. The authorized share reserve will increase to 450,000 shares, if the share increase which is the subject of this proposal is approved at the Annual Meeting. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of our common stock or from shares of common stock repurchased by us, including shares repurchased on the open market.
     In the event that any change is made to our outstanding common stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without our receipt of consideration), appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan and (ii) the number and class of securities and the price per share in effect under each outstanding purchase right. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding purchase rights thereunder.
Offering Periods and Purchase Rights
     Shares of our common stock will be offered under the Purchase Plan through a series of successive offering periods. Unless the plan administrator determines otherwise for one or more future offering periods, each offering period will be of six (6)-months duration, with the first six (6)-month offering period in each calendar year to run from the first business day in January to the last business day in June of that year, and the second six (6)-month offering period to run from the first business day in July 1 to the last business day of December each year.
     At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of our common stock on the last day of that offering period. All payroll deductions collected from the participant for the offering period will be automatically applied to the purchase of common stock at the end of that offering period, subject to certain limitations summarized below in the section entitled “Special Limitations.”
Eligibility and Participation
     Any individual who is employed on a basis under which he or she is regularly expected to work for more than twenty hours per week in our employ or the employ of any of our participating subsidiaries (including any corporation which subsequently becomes such a participating subsidiary at any time during the term of the Purchase Plan) will be eligible to participate in the Purchase Plan following his or her continuation in such employee status for at least three (3) months. However, none of our executive officer subject to the short-swing profit restrictions of the federal securities laws are eligible to participate in the Purchase Plan.

     Each individual who is an eligible employee on the start date of any offering period may elect to participate in that offering period, provided he or she does so prior to such start date. As of June 30, 2006, approximately [___] employees were eligible to participate in the Purchase Plan.
Payroll Deductions and Stock Purchases
     Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of ten percent) of his or her cash earnings to be applied to the acquisition of common stock at six-month intervals. Accordingly, on each such purchase date (the last business day in June and December each year), the payroll deductions of each participant accumulated for the offering period ending on that purchase date will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for that offering period.
     For purposes of the Purchase Plan, the cash earnings of each participant will include his or her base salary plus overtime pay, bonuses and other earnings paid to such individual in cash.
Purchase Price
     The purchase price of the common stock acquired on each semi-annual purchase date will be equal to eighty-five percent of the lower of (i) the fair market value per share of our common stock on the start date of the offering period or (ii) the fair market value on the purchase date.
     The fair market value per share of our common stock on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the Nasdaq National Market. On June 30, 2006, the fair market value of our common stock determined on such basis was $ [] per share.
Special Limitations
     The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:
•	Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•	Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our outstanding stock or the outstanding stock of any of our affiliates.

•	No participant may purchase on any one purchase date more than that number of shares of common stock determined by dividing (i) ten percent (10%) of his or her projected cash earnings for the offering period ending on that date by (ii) eighty-five percent (85%) of the fair market value per share of our common stock on the start date of that offering period.
Termination of Purchase Rights
     The participant may withdraw from the Purchase Plan at any time up to the last business day of the offering period, and his or her accumulated payroll deductions for that offering period will be refunded.
     The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.
Stockholder Rights
     No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability
     No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.
Change in Control
     Should we be acquired by merger, sale of substantially all of our assets or sale of securities possessing more than fifty percent of the total combined voting power of our outstanding securities, then all outstanding purchase rights will either be assumed by the successor entity and continued in effect or will be automatically exercised immediately prior to the effective date of such acquisition. In the event of such automatic exercise, the purchase price will be equal to eighty-five percent of the lower of (i) the fair market value per share of common stock on the start date of the offering period in which such acquisition occurs or (ii) the fair market value per share of common stock immediately prior to such acquisition.
Share Pro-Ration
     Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant will be adjusted to reflect the reduced number of shares available for purchase in that offering period.
Amendment and Termination
     The Purchase Plan will terminate upon the earliest to occur of (i) the date as of which our Board of directors may elect to terminate the Purchase Plan, (ii) the date on which all shares available for issuance under the Purchase Plan are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control or ownership.
     Our Board of directors may amend or suspend the Purchase Plan at the end of any six-month offering period. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan (except as permissible adjustments in the event of changes to our capitalization), (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.
New Plan Benefits
     No purchase rights will be granted, and no shares will be issued, on the basis of the share increase subject to this proposal unless such proposal is approved by the stockholders at the Annual Meeting.
Stock Purchases
     The following table sets forth, as to individuals and groups indicated, the number of shares of our common stock purchased under the Purchase Plan from the July 1, 2004 effective day through June 30, 2006, together with the weighted average purchase price paid per shares.
PURCHASE PLAN TRANSACTIONS

Weighted
	Number of	Average
	Purchased	Purchase Price
Name and Position	Shares	Per Share($)
	0	n/a
	0	n/a
	0	n/a
	0	n/a
	0	n/a
All current executive officers as a group (___ persons)	0	n/a

All employees, including current officers who are not executive officers, as a group ([] persons)		[___]

Federal Tax Consequences
     The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.
     If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.
     If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.
     If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired.
Accounting Treatment
     Pursuant to the accounting principles applicable to employee stock purchase plans such as the Purchase Plan, the fair value of each purchase right granted under the Purchase Plan will be charged as a direct compensation expense to our reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.
     The Board of Directors recommends a vote “FOR” this proposal.
Proposal 4. Ratification of Appointment of Independent Registered Public Accounting Firm
     Subject to stockholder ratification, our Audit Committee has appointed Grant Thornton LLP to serve as independent registered public accounting firm for 2006. Grant Thornton LLP has served as our independent registered public accounting firm since 2001. Selection of SFBC’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of SFBC for ratification. However, SFBC is submitting this matter to the stockholders as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton LLP, and may retain that firm or another without re-submitting the matter to SFBC’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of SFBC and its stockholders. In this regard, the Audit Committee in 2004 engaged two other auditing firms to perform non-audit services.
     Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
     There were no disagreements with Grant Thornton related to the audit for the years ended December 31, 2005, 2004 or 2003.
     The Board of Directors recommends a vote “FOR” this proposal.
Audit Committee Report
     The Audit Committee oversees SFBC’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three members of the Board of Directors who meet the independence and experience requirements of Nasdaq.

     On February 19, 2004, we adopted a new Audit Committee Charter replacing the previous Charter our Board of Directors approved on March 27, 2003.
     Under our Charter, the Audit Committee is appointed to assist the Board of Directors in monitoring the following:
•	The integrity of SFBC’s financial statements;

•	Our independent registered public accounting firm qualifications and independence;

•	The performance of our independent audit function and the independent registered public accounting firm; and

•	Our compliance with legal and regulatory requirements.
     Our Audit Committee retains our independent registered public accounting firm and approves in advance all permissible non-audit services performed by them and other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements, the adoption and disclosure of our critical accounting estimates and generally oversees the relationship of the independent registered public accounting firm with SFBC.
     The Audit Committee has:
•	fulfilled its oversight responsibilities by reviewing and discussing the audited financial statements in the annual report on Form 10-K and our amended and restated annual report on Form 10-K/A with management;

•	met privately with the independent registered public accounting firm and discussed matters required to be discussed by Statement on Auditing Standards No. 61 with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, relating to their judgments as to the quality, not just the acceptability, of SFBC’s accounting principles, and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards;

•	discussed with the registered public accounting firm its independence from management and SFBC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm, which is required by the Independence Standards Board Standard No. 1, and considered whether the provision of non-audit services was consistent with maintaining the registered public accounting firm’s independence; and

•	in reliance on the reviews and discussions with management and the auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.
This report is submitted on behalf of the Audit Committee.
Jack Levine, CPA, Chairman
David Lucking
Arnold Golieb
     The above Audit Committee report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings including Form S-3 that SFBC files with the SEC.

Fees paid to Grant Thornton LLP
     The following table shows the fees paid or accrued by us for the audit and other services provided by Grant Thornton LLP for the years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees(1)	$1,306,433	$1,204,794
Audit-Related Fees	$487,320	$11,400
Tax Fees(2)	$610,368	$145,700
All Other Fees	$0	$0

Total	$2,404,121	$1,361,894

(1)	For 2004 and 2005, Audit Fees consists of an integrated audit including the financial statement audit and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act, quarterly review services, and consents relating to SEC filings.

(2)	For 2004 and 2005, Tax Fees consisted of tax compliance services and tax advice including services related to our European joint venture and Anapharm.
     The Audit Committee has adopted policies and procedures that require the pre-approval by the Audit Committee of all fees paid to and services performed by our principal registered independent accountants and other auditing firms. As part of the process, the Audit Committee approves the proposed services along with the range of corresponding fees to be provided by our independent registered accountants. If any proposed service would exceed the pre-approved cost levels, the proposed service requires specific pre-approval. In addition, specific pre-approval is required for any proposed services that may arise during the year that are outside the scope of the initial services pre-approved by the Audit Committee. The Audit Committee also adopted a policy acknowledging and specifically prohibiting our independent registered accountants from performing any of those non-audit services which a company’s principal independent accountant are prohibited from performing by the Sarbanes-Oxley Act.
Proposal 5. Other Matters
     SFBC has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.
     If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, SFBC will cancel the proxy.
     Stockholders’ Proposals
     Any stockholder of SFBC who wishes to present a proposal to be considered at the 2007 Annual Meeting of the Stockholders of SFBC and who wishes to have such proposal presented in SFBC’s Proxy Statement for such meeting must deliver such proposal in writing to SFBC no later than March 23, 2007.
     Stockholders who wish to present a proposal at our 2007 annual meeting of stockholders without inclusion of such proposal in our proxy materials must advise our Secretary of such proposals in writing by June 6, 2007.
     If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as our board of directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.
     We will furnish without charge to any stockholder submitting a written request a copy of our amended and restated annual report on Form 10-K/A, including financial statements and schedules thereto, as filed with the SEC. Your written request should be directed to 504 Carnegie Center, Princeton, New Jersey 08540 Attn: Investor Relations.

     Householding of Annual Meeting Materials
          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 504 Carnegie Center, Princeton, New Jersey 08540 Attn: Investor Relations 609-951-6800. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.
     General
          The accompanying proxy is solicited by and on behalf of our board of directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
          In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
          Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.
By the Order of the Board of Directors
/s/ Jeffrey P. McMullen
Jeffrey P. McMullen
President and Chief Executive Officer
Princeton, New Jersey
July 21, 2006

Side 1:
SFBC INTERNATIONAL, INC.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders
The undersigned hereby constitutes and appoints Jeffrey P. McMullen and David Natan and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of SFBC International, Inc. (the “Company”) to be held at 9:30 a.m. Eastern Daylight Time on August 24, 2006 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting, and in their discretion upon such other matters as may come before the meeting.
(Continue and to be signed on Reverse Side.)

Side 2:
Please mark, date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Stockholders
SFBC International, Inc.
August 24, 2006
Please Detach and Mail in the Envelope Provided:

Please mark your
votes as in this
example.   X
1.    Election of directors to serve on the board of directors of SFBC for a one-year term until the 2007 Annual Meeting of Stockholders of SFBC:
Nominees:

Jeffrey P. McMullen	FOR ☐ WITHHELD ☐
Jack Levine	FOR ☐ WITHHELD ☐
David Lucking	FOR ☐ WITHHELD ☐
Lewis R. Elias, M.D.	FOR ☐ WITHHELD ☐
Arnold Golieb	FOR ☐ WITHHELD ☐
For, except vote withheld from the following nominee: ________________
2.    I hereby approve an amendment to SFBC’s Restated Certificate of Incorporation, as amended, to change SFBC’s name from SFBC International, Inc. to PharmaNet International, Inc.
FOR ☐ AGAINST ☐ ABSTAIN ☐
3.    I hereby approve an amendment to SFBC’s 2004 Employee Stock Purchase Plan to increase the number of shares available under the 2004 Employee Stock Purchase Plan by 200,000 shares.
FOR ☐ AGAINST ☐ ABSTAIN ☐
4.    I hereby approve and ratify the appointment of Grant Thornton LLP as SFBC’s independent registered public accounting firm for the year ending December 31, 2006.
FOR ☐ AGAINST ☐ ABSTAIN ☐
5.    I hereby authorize the transaction of any other lawful business that may properly come before the Annual Meeting of Stockholders.
If no direction is indicated, all proposals will be voted “FOR” as recommended by SFBC’s board of directors.

Dated: ___________________________, 2006

(Signature of Stockholder)

(Printed Name of Stockholder)

(Record Number of Shares Owned)
NOTE: Please sign exactly as your name appears on your share certificate. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.